Exhibit 99.1

Contact:

Derek Cole

Vice President, Investor Relations & Corporate Communications

720.940.2163

derek.cole@arcabiopharma.com

ARCA BIOPHARMA AWARDED $489,000 GRANT UNDER QUALIFYING

THERAPEUTIC DISCOVERY PROJECT

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ARCA is developing the first potential genetically-targeted therapy for heart failure

Broomfield, CO, November 4, 2010 – ARCA biopharma, Inc. (Nasdaq: ABIO) today announced that it has received notification of a grant of $489,000 under the Qualifying Therapeutic Discovery Project.

The Qualifying Therapeutic Discovery Project Credit is provided under section 48D of the Internal Revenue Code (IRC), as added to the IRC by the Patient Protection and Affordable Care Act of 2010 (P.L. 111-148).

“We are very pleased to receive grants under this program to support our further development of new cardiovascular therapeutics,” said Michael R. Bristow, President and Chief Executive Officer of ARCA. “Our current lead development program plan includes the first full-sized cardiovascular trial performed in a genetically defined population designed to increase the efficacy of the drug according to a patient’s genetic make up. We believe this personalized medicine approach to drug candidate development offers the possibility of improved health outcomes for patients and more cost-effective healthcare.”

About GencaroTM

GencaroTM (bucindolol hydrochloride) is a pharmacologically unique beta-blocker and mild vasodilator being developed for the treatment of chronic heart failure (HF). Gencaro is an oral tablet formulation, dosed twice daily. Gencaro is considered part of the beta-blocker class because of its property of blocking beta-1 as well as beta-2 receptors in the heart, preventing these receptors from binding with other molecules that would otherwise activate the receptor. Because of its mild vasodilator effects, the Company believes Gencaro is well-tolerated in patients with advanced HF.

On May 17, 2010, ARCA announced that it reached agreement with the U.S. Food and Drug Administration (FDA) regarding a Special Protocol Assessment (SPA) on the design of a clinical trial to assess the safety and efficacy of bucindolol in approximately 3,200 patients with chronic heart failure who have the genotype that appears to respond most favorably to bucindolol. An SPA is an agreement with the FDA that the proposed trial protocol design, clinical endpoints and statistical analyses are acceptable to support regulatory approval. The FDA has previously designated as a Fast Track development program the investigation of Gencaro for the reduction of cardiovascular mortality and cardiovascular hospitalizations in a genotype-defined heart failure population. ARCA has been awarded a patent from the U.S. Patent and Trademark Office (March 2010) and a patent from the European Patent Office (October 2010) on methods of treating heart failure patients with bucindolol based on genetic testing.

About Heart Failure

Heart failure, or HF, is a chronic, progressive condition in which a problem with the structure or function of the heart impairs its ability to supply sufficient blood flow to meet the body’s needs for blood and oxygen. Common causes of heart failure include myocardial infarction and other forms of ischemic heart disease, hypertension, valvular heart disease and cardiomyopathy. Heart failure is one of the largest health care problems in the United States and the rest of the world. Industry sources estimate that about 5.7 million Americans have HF and nearly 670,000 new patients are diagnosed annually. In addition, HF is the underlying reason for approximately 12 to 15 million annual visits to physicians, 6.5 million annual hospital days and over $37 billion in direct and indirect annual healthcare costs in the United States.

Beta-blockers are part of the current standard of care for HF, and are considered to be among the most effective drug classes for the disease. However, a significant percentage of eligible patients in the United States is not being treated with, or does not tolerate or respond well to, the beta-blockers currently approved for the treatment of HF. ARCA believes that new therapies for which patient response can be predicted before a drug is prescribed can help improve the current standard of practice in the treatment of HF.

About ARCA biopharma

ARCA biopharma is dedicated to developing genetically-targeted therapies for heart failure and other cardiovascular diseases. The Company’s lead product candidate, GencaroTM (bucindolol hydrochloride), is an investigational, pharmacologically unique beta-blocker and mild vasodilator being developed for heart failure. ARCA has identified common genetic variations that it believes predict individual patient response to Gencaro, giving it the potential to be the first genetically-targeted heart failure treatment. ARCA is collaborating with Laboratory Corporation of America to develop the companion genetic test for Gencaro. For more information please visit www.arcabiopharma.com.

Safe Harbor Statement

This press release contains “forward-looking statements” for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements regarding the ARCA’s development program potential to be the first genetically-targeted therapy for heart failure. Such statements are based on management’s current expectations and involve risks and uncertainties. Actual results and performance could differ materially from those projected in the forward-looking statements as a result of many factors, including, without limitation, the risks and uncertainties associated with: the Company’s financial resources and whether they will be sufficient to meet the Company’s business objectives and operational requirements; the protection and market exclusivity provided by the Company’s intellectual property; risks related to the drug discovery and the regulatory approval process; and, the impact of competitive products and technological changes. These and other factors are identified and described in more detail in ARCA’s filings with the SEC, including without limitation the Company’s annual report on Form 10-K for the year ended December 31, 2009 and subsequent filings. The Company disclaims any intent or obligation to update these forward-looking statements.

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